UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2022

Emmaus Life Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35527	87-0419387
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21250 Hawthorne Boulevard, Suite 800, Torrance, CA	90503
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 214-0065

(Former name or former address, if changed, since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

 Appointment of Directors

At a meeting of the Board of Directors of Emmaus Life Sciences, Inc. (“we,” “us,” “our,” “Emmaus” or the “company”) on October 4, 2022, the Board appointed Ian Zwicker as a director of the company and as the Chair and sole member of the Audit Committee of the Board. The Board also appointed Seah H. Lim, M.D., Ph.D. as a director to fill a vacancy on the five-person Board. It is anticipated that Mr. Zwicker and Dr. Lim will be appointed to serve on one or more other standing Committees of the Board.

Mr. Zwicker, age 75, served as a director, Chair of the Compensation Committee and member of the Nominations and Governance Committee of Emmaus from the completion of our merger transaction with EMI Holding, Inc. on July 17, 2019, until his retirement as a director in conjunction with our Annual Meeting of Stockholders held on November 23, 2021. He had served as a director of EMI Holding, Inc. since December 7, 2015. Mr. Zwicker is the founder of Zwicker Advisory Group, an independent financial advisory consulting firm, and has been its Chief Executive Officer since 2014. From 1981 to 1990, Mr. Zwicker served as Managing Director and held a variety of management positions at the investment banking firms of SG Cowen and Hambrecht & Quist. From 1990 to 1999, Mr. Zwicker served as Managing Director and head of worldwide technology investment banking for Donaldson, Lufkin & Jenrette Securities Corporation, and from 2000 to 2001 as the President of WR Hambrecht + Co (WRH). He was a Director of Stirling Energy Systems, Inc. from 2006 to 2012. Mr. Zwicker was a Partner at WRH and was also Head of Capital Markets from 2013 to 2014. We believe Mr. Zwicker is qualified to serve as a director due to his prior service on the Board of Directors and standing Board committees and his extensive investment banking and financial expertise and experience.

Dr. Lim, age 64, has more than 25 years of experience working in academia and with pharmaceutical companies in the clinical developments of products in hematology, oncology, and transplantation. He is board-certified in Internal Medicine, Hematology, and Medical Oncology and is an internationally recognized physician-investigator with extensive leadership experience and a track record of success in clinical and research and development. Most recently, since June 2021 he has served as Chief Executive Officer of Medicovestor Bio PLC, Kuala Lumpur, Malaysia, a privately held development-stage biotechnology company. From January 2017 to December 2021, he served as a consultant to Salix Pharmaceuticals/Bausch Healthcare where he was instrumental in obtaining FDA designation of rifaximin as an orphan drug for the treatment of sickle cell disease. He also has served as a consultant to numerous “big pharma” companies, including Genzyme, USA, Burroughs Wellcome, and Amgen Corporation. Since October 2021, he has served as Associate Director, Allogenic Stem Cell Transplant and Director of the Adult Sickle Cell Program at Upstate State University of New York Medical Center, Syracuse, New York. Dr. Lim has authored or co-authored numerous peer-reviewed publications and has served as Section Editor, Journal of Translational Medicine since 2016. He received his MB ChB and MD degrees from Aberdeen University School of Medicine, Aberdeen, Scotland, and Ph.D. from University of Wales College of Medicine, Cardiff, Wales. We believe Dr. Lim is well-qualified to serve as a director based on his expertise and experience in the treatment of sickle cell disease and extensive background as a researcher and executive officer and consultant in the pharmaceutical industry both in the U.S. and abroad.

In connection with his appointment as the sole Audit Committee member, Mr. Zwicker will receive cash compensation of $25,000. Otherwise, both he and Dr. Lim will be entitled to receive the same compensation as our other non-employee directors and members of the Board Committees as described under the caption “Executive Compensation - Current Director Compensation” in our definitive Schedule 14A filed with the Securities and Exchange Commission (“SEC”) on October 12, 2021 and incorporated herein by reference.  We also will enter into with Mr. Zwicker and Dr. Lim our standard-form of indemnification agreement for directors and executive officers which appears as an exhibit to our Annual Report on Form 10-K/A filed with the SEC on August 10, 2021.  As with our other directors, Mr. Zwicker and Dr. Lim will serve until their respective successors are elected and qualified or their resignation, disqualification, or removal.

There are no family relationships between Mr. Zwicker or Dr. Lim and any of our other directors, executive officers, or persons nominated or chosen to become a director or executive officer.  Mr. Zwicker is not a party to any current or proposed transaction for which disclosure is required under Item 404(a) of Regulation S-K.

On September 16, 2022, Dr. Lim loaned Emmaus $1.2 million pursuant to promissory note bearing interest at the rate of 6% per year. The principal amount of and accrued and unpaid interest on the note are due and payable in full on the third anniversary of the loan date or earlier prepayment of the note. On maturity or prepayment of the note, Dr. Lim also will be entitled to receive one restricted share of our common stock for each $5 principal amount of the loan. The loan proceeds were used to augment our working capital and for general corporate purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2022	EMMAUS LIFE SCIENCES, INC.

	By:	/s/ YASUSHI NAGASAKI
	Name:	Yasushi Nagasaki
	Title:	Chief Financial Officer

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